EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

DeVry Inc.
Subsidiaries:	DeVry University, Inc.(8)
DeVry New York, Inc.
DeVry Leasing Corp.
DeVry Educational Products, Inc.
DeVry International Holdings L.L.C.
Dominica Management Inc.
Dominica Services Inc.(1)
Ross University Services, Inc.(1)
International Education Holdings, Inc.(2)(8)
Becker CPA Review Corp.
Becker CPA Review, Inc.(3)
Becker CD, LLC(3)
DeVry/Becker Educational Development Corp.
Newton Becker Limited(4), a Hong Kong Corporation
Becker CPA Review Limited(4), an Israeli Corporation
Chamberlain College of Nursing and Health Science, Inc.
Chamberlain College of Nursing, LLC(5)
DeVry University, Inc.
Subsidiaries:	DeVry Educational Development Corp., a Delaware Corporation
DeVry Canada, LLC, Delaware
DeVry Colorado, LLC
DeVry Florida, LLC
DeVry Institute of Technology, Inc., a Delaware Corporation
DeVry Virginia, LLC
Missouri Institute of Technology, Inc., a Missouri Corporation
Provost & Associates, Inc., an Illinois Corporation
International Education Holdings, Inc.
Subsidiaries:	Global Education International, a Barbados Corporation
Ross University Management, Inc.(6), a St. Lucia Corporation
Ross University School of Medicine(7), a Dominica Corporation
Ross University School of Veterinary Medicine(7), a St. Kitts Corporation

(1)	Subsidiary of Dominica Mgmt. Inc.

(2)	1% owned by DeVry Inc. and 99% owned by Ross University Services Inc.

(3)	Subsidiary of Becker CPA Review Corp.

(4)	Subsidiary of DeVry/Becker Educational Development Corp.

(5)	Subsidiary of Ross University School of Nursing and Health Sciences

(6)	Subsidiary of Global Education International

(7)	Subsidiary of Ross University Management, Inc.

(8)	Subsidiaries of DeVry University, Inc. and International Education Holdings, Inc. are listed below.

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